Exhibit 99.1

July 20, 2010

A. O. Smith announces improved second quarter operating results before $.68 per share charge for flood-related costs

Milwaukee, Wis.—Water heater and electric motor manufacturer A. O. Smith Corporation (NYSE:AOS) today reported second quarter earnings of $16.6 million or $.54 per share, including a one-time pre-tax charge of $34.2 million or $.68 per share associated with flood damage at its Ashland City, Tenn., facility.

Earnings for the same quarter last year were $21.3 million or $.84 per share. Non-GAAP earnings for the second quarter 2009, excluding the impact of the SICO transaction, were $23.7 million or $.79 per share.

Second quarter sales of $572.5 million were nearly 15 percent higher than sales of $498.7 million for the same period last year.

“We are pleased with the outstanding performance achieved by both operating segments in the second quarter,” Paul W. Jones, chairman and chief executive officer, said. “Electrical Products, in particular, recorded impressive sales and operating profit gains, with operating margins of 13.1 percent.”

“At the same time, we have made remarkable progress recovering from the disastrous flood in Ashland City,” Jones continued. “Our Water Products team performed selflessly during the difficult and complicated process to bring the facility back on line since May 3 and continues to work diligently to restore Ashland City while serving our customers. I also want to thank our customers for their patience and support during the last couple of months.”

Water Products

Water Products Company’s second quarter sales increased approximately 11 percent over last year to $374.9 million, bolstered by higher sales globally, particularly in China and Canada.

Operating profits in the second quarter were $7.8 million compared with $36.5 million recorded last year, as the contribution from higher overall global volumes was more than offset by $34.2 million in one-time expenses related to the flood in Ashland City. The flood-related expenses are after the recovery of approximately $32 million in property insurance.

Water Products Company’s second quarter results included $9.3 million in sales from the company’s new water purification business in China. The progress of the new business has been slower than anticipated due to a number of unforeseen challenges, and the company now expects its water purification business to break even in 2010. The company continues to expect strong long-term opportunities in the water purification industry in China and plans to introduce an A. O. Smith branded line of water purification products for the China retail segment during the third quarter.

On July 1, the company created a joint venture with Takagi Industrial Co. Ltd. of Fuji-city, Shizuoka, Japan, to market and manufacture tankless water heaters in North America. As part of the venture, A. O. Smith is taking over management of Takagi’s North American sales and distribution organization.

“This venture represents an important opportunity for A. O. Smith to expand our offering of high efficiency water heating products and to participate in the growing North American tankless market,” commented Jones.

Electrical Products

Second quarter sales at the Electrical Products Company increased approximately 22 percent over last year to $198.3 million. Motor sales were higher in all of the company’s major market segments, most notably its North American residential heating and air conditioning market, as demand for customer replacement motors and hermetic motors for residential compressors was strong.

Operating profit improved substantially to $25.9 million compared with profits of $7.6 million in the second quarter of 2009. The improved profits were due to higher volumes, lower operating costs, ongoing process improvement activities, and higher sales of new products. Operating margin in the quarter was 13.1 percent compared with the 4.7 percent margin reported in the second quarter last year.

“The performance of our Electrical Products group through the second quarter is outstanding,” Jones said. “We are seeing the positive results of the excellent execution of our roadmap to higher profitability, which has been our focus over the last few years and will continue. Plants were closed, products were rationalized, and manufacturing processes were streamlined both before and during the economic downturn. We are grateful to all our dedicated employees who contributed in so many ways to this achievement.”

Sales of new products continued to accelerate in the second quarter, particularly high efficiency motors for the HVAC and pump industries. Also, the company’s commercial hermetic motor facilities in Asia posted stronger sales than expected and higher sales than last year.

Outlook

“Our operating outlook remains strong, as does the demand for our products. As we look forward, we are cautious about the fragile nature of the global recovery, and we recognize the seasonality of our motor business,” Jones said. “Our 2010 full-year earnings estimate, including the one-time charge for the flood, is a range of $3.05 to $3.25 per share.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Smith Investment transaction impact to reported results

The 2009 second quarter and six month results reflect the impact of the required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The company believes that providing non-GAAP earnings information is beneficial to investors in understanding the historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. Future quarterly financial statements will not be affected by the transaction; however, the company will provide non-GAAP financial information for historical comparison purposes. The following tables contain both the GAAP and the Non-GAAP information:

	Second Quarter 2010		Second Quarter 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$16.6	$16.6	$21.3	$23.7

Earnings Per Share	$.54	$.54	$0.84	$0.79

Shares Outstanding (in millions)	30.7	30.7	25.2	30.2

	First Six Months 2010		First Six Months 2009
	GAAP	Non- GAAP	GAAP	Non- GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$47.5	$47.5	$24.0	$32.4

Earnings Per Share	$1.55	$1.55	$1.38	$1.07

Shares Outstanding (in millions)	30.7	30.7	17.4	30.2

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; further adverse changes in customer liquidity and general economic and capital market conditions; the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements; difficulties in integrating the China acquisition or the North American tankless water heater joint venture; difficulties in realizing future growth and profit expectations for the China acquisition or the North American tankless joint venture and potential negative impacts on the company that the flooding of its Ashland City, Tenn., water heater manufacturing plant may have. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2010	2009	2010	2009

Net sales	$572.5	$498.7	$1,095.9	$980.4
Cost of products sold	414.2	376.3	793.0	756.5

Gross profit	158.3	122.4	302.9	223.9

Selling, general and administrative	104.0	88.6	201.5	173.3
Flood related expense	34.2	—	34.2	—
Restructuring and other charges / (income)	(0.4)	—	0.5	1.5
Interest expense	2.7	3.1	5.3	6.3
Other (income) / expense	(0.6)	0.7	0.7	1.5

	18.4	30.0	60.7	41.3
Tax provision	1.8	6.1	13.2	8.8

Earnings before equity loss in joint venture	16.6	23.9	47.5	32.5
Equity loss in joint venture	—	(0.2)	(0.1)	(0.2)

Net earnings	16.6	23.7	47.4	32.3

Net (earnings) loss attributable to noncontrolling interest	—	(2.4)	0.1	(8.3)

Net earnings attributable to A.O. Smith Corporation	$16.6	$21.3	$47.5	$24.0

Diluted Earnings Per Share of Common Stock	$0.54	$0.84	$1.55	$1.38

Average Common Shares Outstanding (000’s omitted)	30,741	25,211	30,676	17,400

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) June 30 2010	December 31 2009

ASSETS:

Cash and cash equivalents	$94.0	$76.3
Receivables	416.5	373.6
Inventories	257.1	215.1
Deferred income taxes	29.0	26.6
Other current assets	44.9	48.4

Total Current Assets	841.5	740.0

Net property, plant and equipment	390.8	412.3
Goodwill and other intangibles	683.4	687.3
Deferred income taxes	16.9	22.2
Other assets	34.6	39.5

Total Assets	$1,967.2	$1,901.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Short-term debt	$124.4	$—
Trade payables	368.7	312.9
Accrued payroll and benefits	45.9	51.6
Product warranties	40.2	38.7
Long-term debt due within one year	21.1	21.1
Other current liabilities	72.4	67.0

Total Current Liabilities	672.7	491.3

Long-term debt	99.2	232.1
Other liabilities	153.0	155.3
Pension liabilities	217.7	232.8
Stockholders’ equity	824.6	789.8

Total Liabilities and Stockholders’ Equity	$1,967.2	$1,901.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2010	2009

Operating Activities
Net earnings	$47.4	$32.3

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	32.6	33.5
Loss on disposal of assets	14.0	0.5
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(32.5)	27.7
Noncurrent assets and liabilities	(11.5)	(3.1)
Other	—	0.2

Cash Provided by Operating Activities	50.0	91.1

Investing Activities
Capital expenditures	(21.9)	(21.6)
Net cash distributed with spin off of discontinued SICO businesses	—	(7.1)
Acquisition of business	—	(0.4)
Proceeds from sale of restricted marketable securities	4.6	8.9
Proceeds from sale of assets	—	2.5

Cash Used in Investing Activities	(17.3)	(17.7)

Financing Activities
Short-term debt incurred - net	8.6	—
Long-term debt repaid	(15.8)	(45.6)
Net proceeds from stock option activity	4.1	—
Dividends paid	(11.9)	(9.6)

Cash Used in Financing Activities	(15.0)	(55.2)

Net increase in cash and cash equivalents	17.7	18.2
Cash and cash equivalents - beginning of period	76.3	35.3

Cash and Cash Equivalents - End of Period	$94.0	$53.5

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2010	2009	2010	2009

Net sales
Water Products	$374.9	$337.1	$741.7	$676.1
Electrical Products	198.3	162.4	356.1	306.1
Inter-Segment sales	(0.7)	(0.8)	(1.9)	(1.8)

	$572.5	$498.7	$1,095.9	$980.4

Operating earnings
Water Products (1)	$7.8	$36.5	$51.7	$65.6
Electrical Products (2)	25.9	7.6	40.2	4.6
Inter-Segment earnings	—	—	(0.1)	(0.1)

	33.7	44.1	91.8	70.1

Corporate expenses (3)	(12.6)	(11.2)	(25.9)	(22.7)
Interest expense	(2.7)	(3.1)	(5.3)	(6.3)

Earnings before income taxes	18.4	29.8	60.6	41.1

Tax provision	1.8	6.1	13.2	8.8

Net earnings	$16.6	$23.7	$47.4	$32.3

(1) includes equity loss in joint venture of:	$—	$(0.2)	$(0.1)	$(0.2)

(2) includes pretax restructuring and other charges / (income) of:	$(0.4)	$—	$0.5	$0.5

(3) includes pretax restructuring and other charges of:	$—	$—	$—	$1.0

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	Second Quarter		Six Months
	2010	2009	2010	2009
Net Earnings, as reported	$16.6	$21.3	$47.5	$24.0
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	—	2.4	—	8.4

Adjusted Earnings	$16.6	$23.7	$47.5	$32.4

Average Common shares outstanding, as reported (1)	30.7	25.2	30.7	17.4
Add: Non-GAAP adjustments to weighted average Common shares attributable to non-controlling interest	—	5.0	—	12.8

Adjusted average Common shares outstanding	30.7	30.2	30.7	30.2

Earnings per Share, as reported	$0.54	$0.84	$1.55	$1.38

Adjusted Earnings per Share	$0.54	$0.79	$1.55	$1.07

(1)

Reported shares are calculated as the weighted average of Smith Investment Company (SICO) shares prior to the closing of the transaction with SICO on April 22, 2009, and A. O. Smith shares after the closing